Press Release

SOURCE: GameTech International, Inc.

GameTech and Rocky Mountain Industries Sign Agreement

RENO, Nev., June 3, 2008,  GameTech International, Inc. (“GameTech®” or the “Company”) (Nasdaq: GMTC), a leading designer, developer and marketer of electronic bingo and gaming equipment, systems, and video lottery terminals through its Summit divisions, today announced that it has signed an agreement with Rocky Mountain Industries LLC of Montana, a leader in the Montana gaming market. The agreement allows for GameTech to provide 500 initial gaming units, with an option for 500 additional units, along with custom developed games. There is an initial four year custom software commitment with two additional option years.

Jay Meilstrup, GameTech’s President and Chief Executive Officer stated: "We are especially excited to have been selected to provide Rocky Mountain Industries with their premier line of gaming devices.  Rocky Mountain Industries is a well recognized leader in the Montana gaming market. For their company to rely on GameTech to provide the center piece of their gaming effort for the next four years, with an option of two additional years, can only be taken as the ultimate compliment to our company.  We look forward to a long and successful relationship."

GameTech International, Inc. is in the business of designing, manufacturing, and marketing computerized bingo and gaming equipment, systems, and services.  Under the GameTech® brand the company provides electronic bingo systems and equipment, and is an innovator in advanced wireless gaming applications and devices.  Under the Summit Gaming ™ brand the Company provides video lottery terminal devices and related software and content.  GameTech International, Inc. serves customers in 43 U.S. States, Canada, Japan, Mexico, Norway, Philippines, and the United Kingdom.  The company was incorporated in 1994 and is headquartered in Reno, Nevada.

Statements contained in this press release that are not historical facts are intended to be forward-looking statements subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include new product and product feature developments and expectations relating to financial and operating results. GameTech cautions that these statements are subject to risks and uncertainties that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include our dependence on the bingo and video lottery terminal businesses, risks associated with rapid technological change, our ability to retain customers and secure new customers, and other factors disclosed in documents filed by the Company with the Securities and Exchange Commission, including the Company's most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update such statements.